Exhibit 2.1

ASSET PURCHASE AGREEMENT
among
PIKE ELECTRIC, INC.,
SHAW ENERGY DELIVERY SERVICES, INC.
and
CERTAIN RELATED PARTIES
June 18, 2008

i

EXHIBITS

A	Master Services Agreement
B	Noncompete Agreement
C	Transition Services Agreement
D	Bill of Sale and Assignment
E	Assignment of Patents
F	Opinion of the Seller’s Counsel
G	Instrument of Assumption

SCHEDULES

1.1	Working Capital
2.1(a)	Purchased Tangible Personal Property
2.1(b)	Purchased Accounts Receivable
2.1(c)	Purchased Inventory
2.1(e)	Equipment Leases
2.1(f)	Purchased Intellectual Property
3.1	Organization
3.2	Capitalization
3.4	Conflicts and Consents
3.5	Financial Statements
3.6	Certain Changes
3.7	Undisclosed Liabilities
3.8	Exceptions to Title
3.9	Tangible Personal Property
3.10	Accounts Receivable
3.11	Inventory
3.12(b)	Real Property
3.12(c)	Real Property Compliance
3.13	Material Contracts
3.14(a)	Non-Transferred Intellectual Property
3.14(c)	Owned Intellectual Property
3.14(d)	Licensed Intellectual Property
3.15(d)	Nonqualified Deferred Compensation Plans
3.15 (f)	Tax Returns, Audits and Elections
3.16(a)	Compliance with Law
3.16(b)	Permits
3.17	Litigation and Orders
3.18	Warranties
3.19	Environmental
3.20	Employees
3.21	Employee Benefit Plans
3.22	Customers and Suppliers
3.23	Related Party Transactions
3.24	Capital Expenditures
3.25	Insurance
5.2	Material Consents

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of June 18, 2008, by Pike Electric, Inc., a North Carolina corporation (the “Buyer”), and Shaw Energy Delivery Services, Inc., a North Carolina corporation (the “Seller”). Pike Electric Corporation, a Delaware corporation (“Pike”), and The Shaw Group Inc., a Louisiana corporation (“Shaw”), hereby enter into this Agreement solely for the limited purposes set forth in Section 11.15.
STATEMENT OF PURPOSE
The Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, substantially all of the Seller’s assets for the consideration, including the Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
“Accounts Receivable” is defined in Section 2.1.
“Accrued Vacation Amount” means, with respect to each Active Employee, the amount of cash (including employer-related withholding and payroll Taxes associated therewith) equal to up to forty (40) accrued vacation hours as of the Closing Date, as determined on a basis consistent with the Seller’s past accounting practices.
“Acquisition Proposal” is defined in Section 5.6.
“Active Employees” means all employees employed by the Seller active in the Business, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.
“Agreement” is defined in the opening paragraph.
“Allocation Schedule” is defined in Section 2.9.
“Altec Lease” means the operating leases between the Seller, as lessee and Altec Capital Services, L.L.C. (and any of its Affiliates), as lessor, concerning the lease by the Seller of various vehicles used by it in the Business, including that certain Vehicle Leasing Agreement between the Seller and Altec Capital Services, L.L.C. dated as of May 3, 2004.
“Assumed Liabilities” is defined in Section 2.3.
“Assumed Wages” is defined in Section 2.3.

“Austin Offices” means those offices used by the Seller in the Business located at 8501 N. Mopac Expressway, Suite 330, Austin, TX 78759-8341
“Balance Sheet” means the balance sheet of the Seller as of August 31, 2007.
“Balance Sheet Date” means the date of the Balance Sheet.
“Basket” is defined in Section 10.4.
“Books and Records” is defined in Section 2.1.
“Business” means (i) the business conducted by the Seller, including the activities carried on by the Seller (and those of its Affiliates) for the purpose of (a) constructing and maintaining transmission and distribution lines and substations, (b) designing power transmission lines and substations, (c) distribution, transmission and substation engineering, and (d) procurement and project management of transmission and distribution lines and substations, and (ii) the business(es) in which the Seller is or was engaged on the date of this Agreement or during the 12 month period prior to such date.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.
“Buyer” is defined in the opening paragraph.
“Cap” is defined in Section 10.4.
“Capital Lease Obligations” means the amount of Liabilities of the Seller for capital lease obligations determined on a basis consistent with the Seller’s past practices, the amount of which (and the manner of determining such amount) as of the Interim Date and a list of the Contracts giving rise thereto all being set forth on Schedule 2.1(e)(i).
“Cash Purchase Price” is defined in Section 2.5.
“Charlotte Offices” means those offices used by the Seller in the Business located at 121 West Trade Street, Charlotte, NC 28202.
“Closing” is defined in Section 2.6.
“Closing Date” is defined in Section 2.6.
“Closing Statement” is defined in Section 2.7.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.
“Concord Offices” means those offices used by the Seller in the Business located at (i) 4005 Port Chicago Highway, Concord, CA 94520 and (ii) 4120 Port Chicago Highway, Concord, CA 94521.
“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information concerning the Business or affairs of the Seller and of the Buyer, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Seller.
“Consent” means any consent, approval, authorization, permission or waiver.
“Contract” means any contract, obligation, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.
“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).
“Employment Agreements” means the Employment Agreements between the Buyer and each of Jim Hicks and Don Robertson dated as of the Closing Date.
“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, right of first refusal, easement, license, servitude, right of way, covenant, zoning or other similar restriction.
“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Cash Purchase Price” is defined in Section 2.5.
“Estimated Capital Lease Obligations” means the Capital Lease Obligations as of the Interim Date.
“Estimated Working Capital” means the Working Capital as of the Interim Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“Financial Statements” is defined in Section 3.5.
“Forfeited Amount” is defined in Section 8.4.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
“Guaranty or Bond” means any guaranty, letter of credit, surety or performance bond and any other similar material agreement or arrangement pursuant to which the Seller or one or more of its Affiliates has obligations with respect to any obligations of the Business, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety or performance bond or other similar agreement or arrangement.
“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.
“Hired Active Employees” is defined in Section 8.1.
“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; and (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments.
“Indemnified Party” is defined in Section 10.6.
“Indemnifying Party” is defined in Section 10.6.
“Insurance Policies” means all insurance policies to which the Seller is a party, a named insured or otherwise the beneficiary of coverage as of the Closing Date.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites and domain names; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto and derivative works thereof.
“Intercompany Receivables” is defined in Section 2.2(p).
“Interim Balance Sheet” is defined in Section 3.5.
“Interim Date” means April 30, 2008.
“Inventory” is defined in Section 2.1.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means actual knowledge.
“Knowledge of the Seller” means the Knowledge of Jim Hicks, Brian Hay, John Kiser, Don Robertson, Kirk Saunders, Clarence Ray, Rance Hall, Sonny Cook, Jeremy Turner, Craig Smithey, Malcom Niven, Stacy Morin, Bert Parmenter, Richard Selim, Richard Shimota, Clifton S. Rankin, Brian Ferraioli and E. Kenneth Jenkins.
“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.
“Lease” is defined in Section 3.12.
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“License” is defined in Section 3.14.
“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, expense, fee, court costs or attorneys’ fees and expenses.
“Lower Limit” means the product of 90% and the Target Working Capital.
“Master Services Agreement” means the Master Services Agreement to be signed by the Buyer and Shaw, in the form of Exhibit A.

“Material Adverse Effect” means any material adverse effect on the Business, operations, properties, assets, Liabilities, condition (financial or otherwise) or Prospects of the Seller.
“Material Consents” is defined in Section 5.2.
“Material Contract” is defined in Section 3.13.
“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).
“Negative Vacation Balance” means lesser of (1) the amount, if any, equal to the Active Employees’ negative vacation balances as of the Closing Date in the aggregate and (2) $50,000.
“Noncompete Agreement” means the Noncompete Agreement to be signed by the Buyer and Shaw, in the form of Exhibit B.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Organizational Documents” means (a) the certificate or articles of incorporation and the bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Party” means the Buyer or the Seller.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.
“Permitted Encumbrance” means (a) any Encumbrance set forth on Schedule 3.8 related to the Altec Lease or the Capital Lease Obligations, (b) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (c) any lien for Taxes not yet due and (d) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
“Pike” is defined in the opening paragraph.
“Portland Offices” means those offices used by the Seller in the Business located at 10300 SW Nimbus Ave., Suite B, Bldg. P, Portland, OR 97223-4345
“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator or, to the Knowledge of a relevant Party, the filing or commencement of which is imminent.

“Prospect” means any specifically identifiable opportunity which might reasonably be expected to materially, positively affect the future condition (financial or otherwise) of the Seller.
“Purchase Price” is defined in Section 2.5.
“Purchased Assets” is defined in Section 2.1.
“Real Property” is defined in Section 3.12.
“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.
“Representation Schedules” means the schedules to this Agreement corresponding to the sections contained in Article III.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Resolution Accountants” is defined in Section 2.7(c).
“Seller” is defined in the opening paragraph.
“Seller’s Savings Plans” is defined in Section 8.4.
“Share” means any share of common stock, par value $1.00 per share, of the Seller.
“Shareholder” is defined in Section 3.2.
“Shaw” is defined in the opening paragraph.
“Tangible Personal Property” is defined in Section 2.1.
“Target Working Capital” means $10,549,108.
“Tax” means (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty, or addition thereto, whether disputed or not; and (b) Liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of another Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Third-Party Claim” is defined in Section 10.6.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement, the Transition Agreement, the Noncompete Agreement, the Employment Agreements, the Master Services Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
“Transition Agreement” means the Transition Services Agreement to be signed by the Buyer and Shaw, in the form of Exhibit C.
“Upper Limit” means the product of 110% and the Target Working Capital.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988.
“Working Capital” means (a) the amount of current assets of the Seller included in the Purchased Assets, minus (b) the amount of the current liabilities of the Seller included in the Assumed Liabilities, based upon their respective book values and determined on a basis consistent with past accounting practices of the Seller (specifically, those accounting practices used in preparation of the Interim Balance Sheet), as set forth in greater detail on Schedule 1.1. For purposes of this Agreement, the Sellers’ and it’s Affiliates’ transaction expenses shall be excluded from the calculation of Working Capital.
ARTICLE II
SALE AND PURCHASE OF ASSETS
2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, the Seller will sell, assign, transfer and convey to the Buyer, and the Buyer will purchase, acquire and accept from the Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s assets of every kind and description (other than the Excluded Assets) on the Closing Date (the “Purchased Assets”), including without limitation the following assets of the Seller (other than the Excluded Assets):
(a) All machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property (other than Inventory), including without limitation those listed on Schedule 2.1(a) (the “Tangible Personal Property”);
(b) All trade and other accounts receivable, billed and unbilled (which includes without limitation all receivables accruing for work completed but not billed), and other Indebtedness owing to the Seller, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy or other right related to the foregoing, including without limitation those listed on Schedule 2.1(b) (the “Accounts Receivable”), including Accounts Receivable owing to the Seller from Affiliates of Shaw other than the Intercompany Receivables;

(c) All inventories wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment, including without limitation those listed on Schedule 2.1(c) (the “Inventory”);
(d) All leases and subleases of real property used by the Seller as to which the Seller or Shaw Facilities, Inc., an Affiliate of Shaw, is the lessor or sublessor and all leases and subleases of real property as to which the Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases, including without limitation those listed on Schedule 3.12(b); provided, the foregoing shall not include the leases for the Austin Offices, the Charlotte Offices, the Concord Offices or the Portland Offices;
(e) All rights and interests in and to any Contracts, including without limitation those Contracts of the Seller or its Affiliates listed on Schedule 3.13 and all equipment leases set forth on Schedule 2.1(e);
(f) All Intellectual Property, including without limitation that which is listed on Schedule 2.1(f);
(g) All business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including customer lists, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records, whether written, electronically stored or otherwise recorded (the “Books and Records”);
(h) All goodwill and all sales, advertising, promotional and marketing information and materials;
(i) All telephone, fax and pager numbers assigned to the Seller;
(j) All Permits (including without limitation all FCC licenses held by Shaw or its Affiliates for truck radios which are Purchased Assets), except for those listed on Schedule 3.4;
(k) All rights of the Seller to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Buyer by third parties;
(l) All rights to refunds from customers and suppliers, all prepaid expenses and deposits and all rights to condemnation proceeds;
(m) All Tangible Personal Property used by the Seller located at the Concord Offices and the Portland Offices; and
(n) All other properties and assets to the extent the Seller has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such properties or assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above.

2.2 Excluded Assets. The Seller will retain ownership of the following assets of the Seller (collectively, the “Excluded Assets”):
(a) All cash, cash equivalents and short-term investments;
(b) Organizational Documents, stock books, stock ledgers, minute books and Tax Returns;
(c) Any third-party beneficiary rights or benefits the Seller has under that certain Agreement for Consulting, Engineering, Procurement, Construction and Environmental Services between NRG Energy, Inc. and Stone & Webster, Inc dated September 1, 2003;
(d) All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Seller by third parties, in each case to the extent that they relate to the Excluded Assets or Excluded Liabilities;
(e) All rights under any Transaction Document;
(f) All Insurance Policies and rights thereunder;
(g) All assets comprising or directly related to any Seller Employee Benefit Plan;
(h) All accounts receivable from the City of Tacoma;
(i) All tax attributes of the Seller, including for example and without limitation, all net operating losses;
(j) That certain Contract between the Seller’s Affiliate and KeyBanc Capital Markets regarding the Transaction;
(k) That certain General Agreement of Indemnity between Shaw, the Seller and Bond Safeguard Insurance Company and/or Lexon Insurance Company dated March 30, 2004;
(l) That certain Agreement of Indemnity between Shaw, the Seller and American International Companies dated June 23, 2003;
(m) The leases for the Austin Offices, the Charlotte Offices, the Concord Offices and the Portland Offices;
(n) All Tangible Personal Property used by the Seller located at the Austin Offices and the Charlotte Offices;
(o) The Intellectual Property identified on Schedule 3.14(a); and
(p) Any and all amounts and Liabilities payable by Shaw or its Affiliates to the Seller that are reflected on the JD Edwards account 1325 “Due To / Due From Affiliates – Manual” (the “Intercompany Receivables”), which amounts and Liabilities are of a type similar those included in such account consistent with past practices.

2.3 Assumed Liabilities. The Buyer will assume and agree to pay, perform and discharge only the following Liabilities (to the extent not otherwise specified as Excluded Liabilities in subsections 2.4(a) through 2.4(i) below) (collectively, the “Assumed Liabilities”):
(a) All trade accounts payable of the Seller as of the Closing Date which are in an amount and of a type similar in all material respects to those on in the Interim Balance Sheet;
(b) All Liabilities of the Seller for accrued wages and salaries (including Taxes associated therewith), which are of a type similar in all material respects to those on in the Interim Balance Sheet (the “Assumed Wages”);
(c) All other accrued expenses of the Seller as of the Closing Date incurred in the ordinary course (excluding the Seller’s expenses associated with the Transactions), which are of a type similar in all material respects to those on in the Interim Balance Sheet;
(d) Liabilities of the Seller to be performed after the Closing Date under any executory Contract or Permit incurred by the Seller in the ordinary course of business, including completion of performance of all (i) Contracts in process as of the Closing Date (other than those Contracts set forth in Section 2.2) and (ii) warranty obligations under any and all Contracts (other than those Contracts set forth in Section 2.2) that remain under warranty as of the Closing Date; provided, however, that such Liabilities will only be Assumed Liabilities to the extent that all benefits that have accrued but remain unrealized or that accrue under such Contracts or Permits on and after the Closing Date are transferred to the Buyer pursuant to this Agreement and the existence of such Liabilities does not constitute a breach of the representations and warranties of the Seller set forth in this Agreement or in such Contract or Permit;
(e) Liabilities of the Seller to be performed after the Closing Date under the Altec Lease;
(f) The Capital Lease Obligations; and
(g) Liabilities to be performed after the Closing Date under the Leases described on Schedule 3.12(b).
2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by the Seller. “Excluded Liabilities” means every Liability of the Seller, other than the Assumed Liabilities, including without limitation:
(a) All Liabilities of the Seller under any Transaction Document, including Seller’s and its Affiliates’ expenses associated with the Transactions, including without limitation any Liabilities owed to KeyBanc Capital Markets, Inc.;
(b) All Liabilities of the Seller for Taxes (whether federal, state, local or foreign), including Taxes incurred in respect of or measured by (i) the sales of goods or services by Seller, (ii) the compensation paid by Sellers to its employees and other service providers (not included in Section 2.3(b)), (iii) the value of Seller’s property (personal as well as real property), (iv) the income of Seller earned on or realized prior to the Closing Date, and (v) any gain and income from the sale of the Purchased Assets and other Transactions;
(c) All Liabilities of the Seller for accrued bonuses, paid-time off (including without limitation vacation, sick leave, holiday, personal leave and similar items), severance and incentive plans including without limitation any amounts related to any wage and hour Law violations for time periods ending prior to the Closing Date;

(d) All Liabilities of the Seller for environmental, ecological, health or safety claims to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
(e) All Liabilities of the Seller arising from the Seller’s and its Affiliates’ relationship with the City of Tacoma;
(f) All Liabilities of the Seller for workers’ compensation, auto and general liability claims with respect to actions and incidents occurring prior to the Closing Date;
(g) All Liabilities of the Seller to indemnify any Person (including any Affiliate of Shaw) by reason of the fact that such Person was a director, officer, employee or agent of the Seller;
(h) All Liabilities of the Seller in favor of, or Losses owing to, Shaw or any of its Affiliates, other than Liabilities under executory Contracts assumed by the Buyer pursuant to Section 2.3(d); and
(i) All Liabilities of the Seller in respect of those matters listed on Schedule 3.7 (except for those related to the Altec Lease, which Liabilities are assumed by the Buyer pursuant to Section 2.3(e) above) and on Schedule 3.17.
2.5 Purchase Price.
(a) The purchase price for the Purchased Assets (the “Purchase Price”) will be an amount equal to: (i) $24,250,000; minus (ii) the Capital Lease Obligations as of the Closing Date; (iii) plus the amount, if any, by which the Working Capital exceeds the Upper Limit, (iv) minus the amount, if any, by which the Working Capital is less than the Lower Limit; and (v) plus the assumption of the Assumed Liabilities. The amounts in items (i) through (iv), as adjusted pursuant to Section 2.8, is the “Cash Purchase Price”.
(b) No later than five Business Days prior to the Closing Date, the Seller will deliver to the Buyer a statement prepared in good faith, together with any related documentation requested by the Buyer, of (i) the Estimated Working Capital and (ii) the Estimated Capital Lease Obligations.
(c) The estimated cash purchase price for the Purchased Assets (the “Estimated Cash Purchase Price”) will be will be an amount equal to: (i) $24,250,000; minus (ii) the Estimated Capital Lease Obligations; (iii) plus the amount, if any, by which the Estimated Working Capital exceeds the Upper Limit; and (iv) minus the amount, if any, by which the Estimated Working Capital is less than the Lower Limit.
(d) Subject to the terms and conditions of this Agreement, the Buyer will pay the Estimated Cash Purchase Price at Closing to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller at least two Business Days prior to the Closing Date.
2.6 Closing. The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. in Charlotte, North Carolina, commencing at 9:00 a.m. local time on the later of (a) August 15, 2008, or (b) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer and conveyance to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time on the Closing Date or such other date and time as mutually agreed upon by the Parties.

2.7 Closing Statement.
(a) After the Closing, the Buyer will prepare a statement (the “Closing Statement”) of: (i) Working Capital as of the Closing Date and (ii) Capital Lease Obligations as of the Closing Date, calculated in a manner consistent with Schedule 1.1. In preparing the Closing Statement, the Seller will, and cause its Affiliates to, make available to the Buyer and its representatives in a timely manner all books, records and related materials reasonably requested by the Buyer and its representatives in connection with its preparation of the Closing Statement. Within 60 days after the Closing Date, the Buyer will deliver to the Seller the Closing Statement and the calculation of the Working Capital and the Capital Lease Obligations, all as of the Closing Date, and the Cash Purchase Price determined in accordance with Section 2.8.
(b) The Seller and its representatives will be entitled to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Buyer and to discuss the preparation of the Closing Statement with the Buyer.
(c) If the Seller disagrees with the calculation of the Cash Purchase Price, the Seller must deliver to the Buyer, within 45 days after the date the Buyer delivered the Closing Statement and its Cash Purchase Price calculation to the Seller, a written description of each such disagreement. The Buyer and the Seller will negotiate in good faith to resolve any such disagreements. If, after a period of 45 days following the date on which such written description is delivered regarding Working Capital, Capital Lease Obligations or Cash Purchase Price, the Buyer and the Seller have not resolved each such disagreement, then either the Buyer or the Seller will be entitled to submit such disagreements to PricewaterhouseCoopers (the “Resolution Accountants”) so long as such submitting party provides written notice of such submission to the nonsubmitting party.
(d) Each of the Buyer and the Seller will grant to the Resolution Accountants reasonable access to its books, records and work papers to discuss the preparation of the Closing Statement, the calculation of the Working Capital, Capital Lease Obligations and the Cash Purchase Price as of the Closing Date. The Resolution Accountants will resolve the disagreements within 30 days after the date on which the Resolution Accountants are engaged, and the calculation of the Cash Purchase Price by the Resolution Accountants will be binding upon the Parties. The cost of the services of the Resolution Accountants will be borne half by the Buyer and half by the Seller.
2.8 Post-Closing Purchase Price Adjustment. Within ten Business Days after the final determination of the Cash Purchase Price (i) if the Cash Purchase Price exceeds the Estimated Cash Purchase Price, the Buyer will pay to the Seller, by wire transfer of immediately available funds to the bank account designated by the Seller pursuant to Section 2.5, the amount of such excess; or (ii) if the Cash Purchase Price is less than the Estimated Cash Purchase Price, the Seller will pay to the Buyer, by wire transfer of immediately available funds to a bank account designated by the Buyer, the amount of such deficit.
2.9 Allocation of Purchase Price. Within sixty (60) days following the Closing (or later, as mutually agreed), the Buyer and the Seller shall negotiate and prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 2.9, any other consideration paid to the Seller) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with the requirements of Code § 1060 and the regulations thereunder. The Buyer and the Seller each agrees to file IRS Form 8594, or a successor form, and any amendments thereto, and all United States federal, state and local, and non-U.S., Tax Returns, in accordance with the Allocation Schedule, as and when required by applicable Law. The Buyer and the Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants as follows:
3.1 Organization, Qualification and Corporate Power. Schedule 3.1 sets forth the Seller’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Seller has delivered to the Buyer correct and complete copies of the Organizational Documents of the Seller. The minute books, the stock certificate books and the stock ledger of the Seller, in each case as delivered or made available to the Buyer, are correct and complete.
3.2 Capitalization. The entire authorized capital stock of the Seller consists solely of 10,000 Shares, of which only 100 Shares are outstanding. Such outstanding Shares of capital stock are owned of record and beneficially by Shaw Transmission & Distribution Services, Inc. (“Shareholder”), which is a wholly-owned, indirect subsidiary of Shaw. All of the outstanding capital stock of the Seller has been duly authorized and is validly issued, fully paid and nonassessable. There are no outstanding securities convertible or exchangeable into capital stock of the Seller. The Seller does not directly or indirectly own or control any direct or indirect equity interest in any Person. Schedule 3.2 sets forth each Person in which Shaw possesses, directly or indirectly, 10% or more of the outstanding securities or equity interests of such Person.
3.3 Authority. The Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is a party have been approved by the board of directors of the Seller, Shareholder and Shaw. At Closing, the execution and delivery by the Seller of each Transaction Document to which the Seller is a party and the performance by the Seller of the Transactions will have been duly authorized by all requisite corporate action of the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of this Agreement. Upon the execution and delivery by the Seller of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of such Transaction Document. Shaw has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by Shaw of the Transaction Documents to which Shaw is a party have been approved by the board of directors of Shaw. At Closing, the execution and delivery by Shaw of each Transaction Document to which Shaw is a party and the performance by Shaw of the Transactions will have been duly authorized by all requisite corporate action of Shaw. This Agreement constitutes the valid and legally binding obligation of Shaw, enforceable against Shaw in accordance with the terms of this Agreement. Upon the execution and delivery by Shaw of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of Shaw, enforceable against Shaw in accordance with the terms of such Transaction Document.

3.4 No Conflicts. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Seller or any Purchased Asset is subject; (b) violate any Permit held by the Seller or give any Governmental Body the right to terminate, revoke, suspend or modify any such Permit held by the Seller; (c) violate any Organizational Document of the Seller; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract to which the Seller is a party or by which the Seller is bound or to which any Purchased Asset is subject or under which the Seller has any rights or the performance of which is guaranteed by the Seller; (e) result in the imposition of any Encumbrance upon any Purchased Asset; or (f) result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights. Except as set forth on Schedule 3.4, the Seller is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions. The Seller has, through its board of directors, recommended to Shareholder approval of this Agreement and the Transactions and the Shareholder has approved this Agreement and the Transactions.
3.5 Financial Statements.
(a) Attached to Schedule 3.5 are the following financial statements (collectively, the “Financial Statements”): (i) balance sheet of the Seller as of August 31 for each of the years 2005 to 2007, and statements of income for each of the fiscal years then ended; and (ii) an unaudited balance sheet (the “Interim Balance Sheet”) of the Seller as of the Interim Date, and statements of income, for the eight-month period then ended. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Seller as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).
(b) The Books and Records (i) are complete and correct in all material respects and all transactions to which the Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Seller with respect to the periods covered thereby, (iii) form the basis for the Financial Statements and (iv) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Seller on an accrual basis. All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. The Seller’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since February 29, 2008:
(a) the Seller has not (i) sold, leased, transferred or assigned any asset or (ii) made any distributions of any assets (cash or otherwise) to any of its Affiliates;
(b) the Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property or assets;
(c) the Seller has not estimated or recorded any Contract Loss in any single instance of more than $50,000 or any Contract Losses in the aggregate of more than $100,000;

(d) the Seller has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $50,000, and no Person has accelerated, terminated, modified or canceled (i) any Material Contract or (ii) any Contract (or series of related Contracts) involving more than $50,000 to which the Seller is a party or by which the Seller or any of its assets are bound;
(e) the Seller has not entered into any operating leases;
(f) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of the Seller;
(g) the Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $25,000;
(h) the Seller has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;
(i) the Seller has not canceled, compromised, settled, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $15,000;
(j) the Seller has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;
(k) the Seller has not (i) conducted the Business outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any Affiliate or any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees, or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;
(l) except for matters contained in consolidated or combined Tax Returns filed by Shaw and its subsidiaries and that are specifically unrelated to the Seller, the Seller has not made a change in its fiscal or Tax methods of accounting, made, rescinded or changed any Tax election, settled any Tax claim, assessment or liability, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(m) there has not been any Proceeding commenced nor, to the Knowledge of the Seller, threatened or anticipated relating to or affecting the Seller, the Business or any material asset owned or used by the Seller;

(n) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to the Seller outside of the ordinary course of business or (iii) any material adverse change in the Business, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of the Seller and, to the Knowledge of the Seller no event has occurred or circumstance exists that may result in any such material adverse change; and
(o) the Seller has not agreed or committed to any of the foregoing.
3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Seller has no Liability (and, to the Knowledge of the Seller, no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 3.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).
3.8 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.8, the Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. The Purchased Assets include all tangible and intangible property, assets (except for the Excluded Assets), rights, interests and claims necessary (a) for the continued conduct of the Business after Closing (i) in the same manner as conducted prior to Closing and (ii) in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) to perform all of the Assumed Liabilities and obligations of the Business as they exist at Closing. The transfer of the Purchased Assets hereunder will convey to the Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances and any Encumbrance created by the Buyer.
3.9 Tangible Personal Property; Condition of Purchased Assets. Schedule 3.9 lists each item of Tangible Personal Property that has a net book value in excess of $5,000 and its net book value. The buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by the Seller (including the Purchased Assets) are, to the Knowledge of Seller, except for those Purchased Assets related to the Altec Lease, (i) structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put, and (ii) not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset. Except as set forth on Schedule 3.9, all of the tangible assets owned or leased by the Seller (including the Purchased Assets) are located on the Real Property. Schedule 3.9 sets forth a list of each location of a warehouse in which the Seller has stored Tangible Personal Property.
3.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date represent or will represent valid obligations arising from products or services actually sold by the Seller in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistent with past practices. To the Knowledge of the Seller, there is no contest, claim or right to set-off under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a list of (i) all Accounts Receivable as of the Interim Date, which list sets forth the aging of such Accounts Receivable, and (ii) all cost in excess of billings by customer by job.

3.11 Inventory. The Inventory consists of a quality and quantity usable for its intended purpose in the ordinary course of business consistent with past practices, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Seller. Except as set forth on Schedule 3.11, all Inventory not written off has been valued at the lower of cost or market value. The quantities of each type of Inventory are reasonable in the present circumstances of the Seller and are not materially more or less than normal Inventory levels necessary to conduct the Business in the ordinary course consistent with past practices. All of the Inventory is located on the Real Property.
3.12 Real Property.
(a) The Seller does not own any real property.
(b) Schedule 3.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Seller (with all easements and other rights appurtenant to such property, the “Real Property”). For each item of Real Property, Schedule 3.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Seller holds a possessory interest in the Real Property and all amendments, renewals or extensions thereto (each, a “Lease”). Except as set forth on Schedule 3.12(b), the leasehold interest of the Seller with respect to each item of Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. The Seller is not a sublessor of, and has not assigned any lease covering, any item of Real Property. All leasing commissions or other brokerage fees due from or payable by the Seller with respect to any Lease have been paid in full.
(c) Except as set forth on Schedule 3.12(c), the Real Property constitutes all interests in real property currently used in connection with the Business. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use or occupancy of the Real Property, (ii) as set forth in Schedule 3.12(c) and (iii) as set forth in the Lease relating to such item. To the Knowledge of the Seller, all buildings, plants, structures and other improvements owned or used by the Seller lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Schedule 3.12(c), to the Knowledge of the Seller, the Real Property complies with all Laws, including zoning requirements, and the Seller has not received any notifications from any Governmental Body, landlord or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property. The Seller is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Seller of any real estate interest not currently in possession of the Seller.

3.13 Contracts.
(a) Schedule 3.13 lists the following Contracts to which the Seller is a party or by which the Seller is bound or to which any asset of the Seller is subject or under which the Seller has any rights or the performance of which is guaranteed by the Seller (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $50,000, that was not entered into in the ordinary course of business or that involves expenditures or receipts in excess of $50,000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year), including each Lease and License; (iii) each written warranty, guaranty, bond or other similar undertaking with respect to contractual performance; (iv) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of the Seller or limit the freedom of the Seller to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Seller to be responsible for consequential, incidental or punitive damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of $50,000; (xi) each Contract for Indebtedness; (xii) each employment or consulting Contract; (xiii) each Contract set forth on Schedule 1.1, (xiv) each contract set forth on Schedule 3.23; and (xv) each Contract not terminable without penalty on less than six months notice.
(b) The Seller has delivered to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date subject to receiving the consents set forth on Schedule 3.4. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. The Seller is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Seller, (i) no other party is in breach or default, and (ii) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Seller, no party to any Material Contract has repudiated any provision of any Material Contract.
3.14 Intellectual Property.
(a) The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Except as set forth on Schedule 3.14(a), each item of Intellectual Property owned, licensed or used by the Seller immediately prior to the Closing will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. Each item of Intellectual Property owned, licensed or used by the Seller is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
(b) To the Knowledge of the Seller, the Seller has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and the Seller has not received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Seller, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of the Seller.

(c) Schedule 3.14(c) identifies each patent or registration (including copyright, trademark and servicemark) that has been issued to the Seller (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that the Seller has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.14(c) also identifies each trade name or unregistered trademark or service mark owned by the Seller. With respect to each item of Intellectual Property required to be identified in Schedule 3.14(c) and except as expressly set forth on Schedule 3.14(c): (i)the Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of the Seller, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) the Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.
(d) Schedule 3.14(d) identifies each material item of Intellectual Property that any Person other than the Seller owns and that the Seller uses pursuant to license, agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 3.14(d): (i) to the Knowledge of the Seller, such item is not subject to any Order; (ii) to the Knowledge of the Seller, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Seller has not granted any sublicense or similar right with respect to the License relating to such item.
3.15 Tax.
(a) The Seller has timely filed with the appropriate Governmental Body all Tax Returns that the Seller is required to have filed as of the date hereof. All Tax Returns filed by the Seller are true, correct and complete in all respects. All Taxes owed (or to be remitted) by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid to the appropriate Governmental Body. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of the Seller or the Business. There are no Encumbrances on any of the assets of the Seller that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Since the Interim Date, the Seller has not incurred any Liability for Taxes outside the ordinary course of business.
(b) The Seller has withheld and paid proper and accurate Taxes and other amounts from its employees, customers, creditors, stockholders, independent contractors and other third parties, in compliance with all withholding and similar provisions of the Code and any and all other applicable United States, foreign, state or local laws, statutes, codes, ordinances, rules and regulations.
(c) The Seller has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Seller has disclosed on its federal income Tax Returns all positions taken therein with respect to the Seller that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. No Purchased Asset (i) is property required to be treated as being owned by another Person pursuant to the provisions of Code § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code § 168. No Purchased Asset is subject to the anti-churning provisions of Code § 197(f)(9) or the Treasury Regulations promulgated thereunder. No Purchased Asset is an interest, directly or indirectly, in any joint venture, partnership, limited liability company or other entity that is treated as a partnership for income Tax purposes.

(d) Schedule 3.15(d) lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which both the Seller is a party and that the Buyer is assuming that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A and the Treasury Regulations promulgated hereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code § 409A, the Treasury Regulations promulgated hereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code § 409A from the period beginning on January 1, 2005.
(e) The Seller has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4 or (ii) a “tax shelter” as defined in Code § 6111 and the Treasury Regulations thereunder.
(f) Schedule 3.15(f) (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Seller has filed a Tax Return at any time during the four-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited specifically in respect of matters concerning the Seller, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by the Seller, and (v) contains a complete and accurate description of all material Tax elections made by the Seller other than in respect of a consolidated or combined Tax Return filed by Shaw and its subsidiaries. The Seller has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Seller during the four-year period ending on the date hereof.
3.16 Legal Compliance.
(a) Except as set forth on Schedule 3.16(a), the Seller is, and since January 1, 2005, has been, in compliance in all material respects with all applicable Laws and Permits. Except as set forth on Schedule 3.16(a), no Proceeding is pending, nor since January 1, 2005, has been filed or commenced, against the Seller alleging any failure to comply with any applicable Law or Permit. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Seller of any Law or Permit. The Seller has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Seller of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Seller.
(b) Schedule 3.16(b) contains a complete and accurate list of each Permit held by the Seller or that otherwise relates to the Business or any asset owned or leased by the Seller and states whether each such Permit is transferable. Each Permit listed or required to be listed on Schedule 3.16(b) is valid and in full force and effect. Except as set forth on Section 3.16 (b), each Permit listed or required to be listed on Schedule 3.16(b) is renewable for no more than a nominal fee and, to the Knowledge of the Seller, there is no reason why such Permit will not be renewed. The Permits listed on Schedule 3.16(b) constitute all of the Permits necessary to allow the Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

3.17 Litigation. Except as set forth on Schedule 3.17, there is no material Proceeding pending or, to the Knowledge of the Seller, threatened or anticipated relating to or affecting (a) the Seller or the Business or any asset owned or used by it or (b) the Transactions. To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Schedule 3.17 have not resulted in and are not reasonably likely to result in any Material Adverse Effect. Except as set forth on Schedule 3.17, there is no outstanding Order to which the Seller or any asset owned or used by it is subject. Schedule 3.17 lists all material Proceedings pending at any time since January 1, 2005, in which the Seller has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all material Proceedings pending at any time since January 1, 2005, in which the Seller has been a plaintiff. Schedule 3.17 lists all Orders in effect at any time since January 1, 2005, to which the Seller has been subject or any asset owned or used by the Seller is subject.
3.18 Product and Service Warranties. Each product manufactured, sold, or delivered and each service provided by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of the Seller, the Seller has had no Liability (and there is no basis for any present or future Proceeding against the Seller that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Seller. No product manufactured, sold, or delivered or any service provided by the Seller is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions of sale or service contained in the applicable Contract or implied warranties. To the Knowledge of the Seller, the Seller has had no Liability (and there is no basis for any present or future Proceeding against it that could give rise to any Liability) arising out of any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, or delivered or any service provided by the Seller. Schedule 3.18 lists (i) all Contracts which contain warranties extended beyond 12 months and (ii) all warranty claims made in excess of $50,000 in the 24 months immediately prior to the date hereof.
3.19 Environmental. The Seller has complied and is in compliance with all Environmental Laws. The Seller has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. All such required Permits are set forth on Schedule 3.16(b). The Seller has received no written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. Except as set forth on Schedule 3.19, none of the following exists at any property or facility currently operated by the Seller: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. The Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. To the Knowledge of the Seller no facts, events or conditions relating to the present facilities, properties or operations of the Seller will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

3.20 Employees. Schedule 3.20 sets forth the name, job title, current rate of direct compensation, amount of any incentive compensation or bonus paid during previous 12 months, date of commencement of employment, any change in compensation since January 1, 2006 other than annual increases in the ordinary course (provided, such increases per individual do not in the aggregate exceed $10,000) and sick and vacation leave that is accrued and unused with respect to each Active Employee whose rate of direct compensation (including wages, salaries and actual or anticipated bonuses), plus the annual value of other benefits not made available to the Seller’s other employees generally, either exceeded $50,000 during the previous calendar year or is reasonably likely to exceed $50,000 during the current calendar year (determined, for such purposes, without regard to the Transactions). Schedule 3.20 also sets forth (i) a list of each Active Employee who holds any professional license related to the Business, (ii) a list of each Active Employee who works under a visa and (iii) a list of each Active Employee who is party to an employment, change-of-control, retention, non-competition, non-solicitation or other agreement that constitutes any conditions of employment, restrictions on employment or obligations on an Active Employee or the Seller either while such Active Employee is employed by, or for any period after termination of employment with, the Seller. The Active Employees include all Persons active in the Business and necessary (a) for the continued conduct of the Business after Closing (i) in the same manner as conducted prior to Closing and (ii) in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) to perform all of the Assumed Liabilities and obligations of the Business as they exist at Closing. The Seller is not, nor has the Seller been, a party to or bound by any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees. The Seller has not experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by the Seller, and no such action is contemplated by the Seller. The Seller has not committed any unfair labor practice. To the Knowledge of the Seller, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. To the Knowledge of the Seller, no employee, officer or director of the Seller is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Seller, (ii) could adversely affect the ability of the Seller to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Seller or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Seller. To the Knowledge of the Seller, no officer or employee of the Seller has any plans to accept employment with any Person other than the Buyer after Closing.
3.21 Employee Benefits.
(a) Schedule 3.21 lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes, has any obligation to contribute or has any other Liability.
(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(iv) No Employee Benefit Plan is an Employee Pension Benefit Plan.
(v) The Seller has no commitment, intention or understanding to modify or terminate any such Employee Benefit Plan.
(vi) The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in benefits to any employee, former employee or director of the Seller.
(vii) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the Form 5500 Annual Reports and non-discrimination testing results for the two most recent plan years, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Benefit Plan.
(b) With respect to each Employee Benefit Plan that the Seller (or any entity treated as a single employer with the Seller for purposes of Code § 414) maintains or has maintained or to which any of them contributes, has contributed, or has been required to contribute or had any Liability:
(i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated.
(ii) To the Knowledge of the Seller, there has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. To the Knowledge of the Seller, no “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened or anticipated. To the Knowledge of the Seller, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of the Seller, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.
(c) Neither the Seller nor any other member of the “controlled group” (as defined in Code § 1563) that includes the Seller contributes, has contributed to, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan. The Seller does not maintain or contribute, has not maintained or contributed, has not been required to contribute, nor as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

3.22 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof and the current fiscal year to date, Schedule 3.22 lists (a) the ten largest (by dollar volume) customers of the Seller during each such period (showing the dollar volume for each) and (b) the ten largest (by dollar volume) suppliers of the Seller during each such period (showing the dollar volume for each). Since the Balance Sheet Date, no customer or supplier listed on Schedule 3.22 has notified the Seller of (i) a likely decrease in the volume of purchases from or sales to the Seller, (ii) a decrease in the price that any such customer is willing to pay for products or services of the Seller, (iii) an increase in the price that any such supplier will charge for products or services sold to the Seller, (iv) the bankruptcy or liquidation of any such customer or supplier or (v) the termination of any Contract with the Seller.
3.23 Transactions with Related Parties. Except as set forth in Schedule 3.23, neither any Affiliate, shareholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing (1) is a party to any Contract with, or has any claim or right against, the Seller or (2) has any Indebtedness owing to the Seller. Except as set forth in Schedule 3.23, the Seller (A) has no claim or right against any Affiliate, shareholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing or (B) has no Indebtedness owing to any Affiliate, shareholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing. Schedule 3.23 sets forth a list and description of (a) services provided to the Seller with respect to the operation of the Business by Shaw or any of its Affiliates (including by employees of Shaw or its Affiliates who are not Active Employees) and (b) all Contracts, arrangements or other transactions between the Seller and either Shaw or its Affiliates or under which each of the Seller and either Shaw or its Affiliates has rights, benefits or obligations. Each Contract, arrangement or other transaction set forth on Schedule 3.23, and the respective terms of each, was negotiated on and is conducted on an arm’s length basis.
3.24 Capital Expenditures. Attached to Schedule 3.24 are (a) a list of the Seller’s capital expenditures in excess of $50,000 for the Seller’s three prior fiscal years and the current fiscal year through the Interim Date and (b) the Seller’s budget for capital expenditures for its current fiscal year. Except as set forth on Schedule 3.24, there are no capital expenditures that the Seller currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted by the Seller. The Seller has not foregone or otherwise materially altered any budgeted capital expenditure as a result of the Seller’s decision to enter into the Transactions or otherwise sell or dispose of the Business or the Purchased Assets.
3.25 Insurance. Schedule 3.25 sets forth the following information with respect to each Insurance Policy: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, whether benefits are based on a “claims made” or an “occurrence” basis, and the amount of coverage. The Seller has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of the Seller for any insurance policy. There is no claim by the Seller, or by any of its Affiliates, with respect to the Business, pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums relating to the Insurance Policies have been timely paid. Schedule 3.25 describes any self-insurance arrangements affecting the Seller. Since January 1, 2004, the Seller has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Seller is in compliance with all obligations relating to insurance created by Law or any Contract to which the Seller is a party. The Seller has delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

3.26 Solvency. The Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets. Immediately after giving effect to the Transactions: (a) the Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of the Seller.
3.27 No Brokers’ Fees. The Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions, except for such payment to KeyBanc Capital Markets, Inc.
3.28 Disclosure. No representation or warranty contained in this Article III and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer represents and warrants to the Seller as follows:
4.1 Organization and Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Buyer has full limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite limited liability company action of the Buyer and by the board of directors of Pike. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document. Pike has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by Pike of the Transaction Documents to which Pike is a party have been approved by the board of directors of Pike. At Closing, the execution and delivery by Pike of each Transaction Document to which Pike is a party and the performance by Pike of the Transactions will have been duly authorized by all requisite corporate action of Pike. This Agreement constitutes the valid and legally binding obligation of Pike, enforceable against Pike in accordance with the terms of this Agreement. Upon the execution and delivery by Pike of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of Pike, enforceable against Pike in accordance with the terms of such Transaction Document
4.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer. The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
4.3 Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to or affecting the Transactions.

ARTICLE V
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the date hereof and the Closing:
5.1 Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).
5.2 Consents and Approvals. As promptly as practicable after the date hereof, the Seller will make all filings required by Law to be made by it in order to perform the Transactions contemplated to be performed on or before the Closing Date. Seller will cooperate with the Buyer and its Representatives with respect to all filings that the Buyer makes in connection with the Transactions. As promptly as practicable after the date hereof, the Seller will solicit the Consents set forth on Schedule 5.2 (“Material Consents”), but not prior to the Buyer’s approval of the form and substance of each such Material Consent, which approval will not be unreasonably withheld or delayed. The Seller will use its commercially reasonable efforts (at the Seller’s expense), and the Buyer will cooperate in all reasonable respects with the Seller, to obtain prior to the Closing all such Material Consents, including facilitating meetings among Buyer or its Affiliate, the Seller’s representative and those customers of the Seller set forth on Schedule 5.2; provided, however, that such efforts and cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.
5.3 Operation of Business. The Seller will (a) conduct the Business only in the ordinary course of business; (b) use its best efforts to maintain the Business and the properties, physical facilities and operations of the Seller, preserve intact the current business organization of the Seller, keep available the services of the current officers, employees and agents of the Seller, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with the Seller (including without limitation preserving in substantially the same condition any Tangible Personal Property which is a Purchased Asset or to be used by the Seller pursuant to the Transition Services Agreement and not removing or relocating, without replacing, any such asset that is not used on work site projects); (c) confer with the Buyer concerning matters of a material nature to the Seller; (d) confer with the Buyer with respect to, and provide the Buyer with copies of, Tax Returns before filing and refrain from making any material new election with respect to Taxes; (e) deliver to the Buyer monthly financial statements of the Seller as they become available to the Seller and otherwise report periodically to the Buyer concerning the status of the Business and the operations and finances of the Seller; and (f) make all payments due and payable under all capital leases set forth on Schedule 1.1. The Seller will not engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 3.6 is likely to or does occur. The Seller will not enter into or issue any performance bonds, guaranties, letters of credit, surety or similar agreements or arrangements without the Buyer’s prior written consent, which shall not be unreasonably withheld.
5.4 Full Access. The Seller will: (a) permit the Buyer and its Representatives to have full access to all premises, properties, personnel (including the opportunity to discuss the affairs of the Seller with such personnel), books, records, Contracts, documents and data of or pertaining to the Seller or the Business, (b) furnish the Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as the Buyer may reasonably request, and (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as the Buyer may reasonably request.

5.5 Notice of Developments.
(a) The Seller will immediately notify the Buyer in writing of (i) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of the Seller in this Agreement and (ii) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of the Seller in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.
(b) If any fact or condition that is required to be disclosed pursuant to subsection (a) above would result in the failure of the conditions set forth in Sections 6.1(a)(i) to be satisfied, then the Seller shall promptly deliver to the Buyer an update to the Representation Schedules specifying such change. Except as contemplated by Section 10.1(a)(ii), no such update shall be deemed to supplement or amend the Representation Schedules for the purpose of (i) determining the accuracy of any of the representations or warranties made by the Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article VI have been satisfied.
5.6 Exclusivity. The Seller agrees that it will not, and will cause its Representatives and Affiliates not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets of the Seller or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving the Seller (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the Seller will immediately notify the Buyer of such Acquisition Proposal and all related details.
5.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from the other Party or a Representative of said other Party in connection with this Agreement or the Transactions and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Party prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). The Seller and the Buyer will consult with each other concerning the timing of the filing of this Agreement with the U.S. Securities and Exchange Commission and, prior to such time, no Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). In connection with the foregoing, the Buyer intends to, and may file, this Agreement and any other Transaction Document with the U.S. Securities and Exchange Commission at any time it determines appropriate after such document’s execution.

ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to the Buyer’s Obligations. The Buyer’s obligation to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:
(a) (i) All of the representations and warranties of Seller in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) the Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) the Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) above and in Section 6.1(e).
(b) Each of the following documents must have been delivered to the Buyer and must be dated as of the Closing Date (unless otherwise indicated):
(i) a bill of sale and assignment executed by the Seller, in the form of Exhibit D;
(ii) an assignment of patents executed by the Seller, in the form of Exhibit E;
(iii) the Transition Agreement, executed by Shaw;
(iv) the Master Services Agreement, executed by Shaw;
(v) the Noncompete Agreement, executed by the Seller and Shaw;
(vi) the Employment Agreements, executed by Jim Hicks and Don Robertson;
(vii) an opinion from the Seller’s counsel, Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), in the form of Exhibit F;
(viii) a certificate of the Seller’s non-foreign status as set forth in Treasury Regulation 1445-2(b);
(ix) a certificate of the secretary of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation of the Seller, certified as of a recent date by the Secretary of State of the Seller’s state of incorporation and the bylaws of the Seller, (2) to the extent applicable, resolutions duly adopted by the board of directors and shareholders of the Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of the Seller from the Seller’s state of incorporation and a certificate of good standing as of a recent date of the Seller from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection  (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Seller’s existence or good standing in any such jurisdiction;

(x) such other bills of sale, assignments, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to the Buyer, as are necessary or desirable to convey fully and effectively to the Buyer all of the Purchased Assets in accordance with the terms of this Agreement; and
(xi) such other documents as the Buyer may reasonably request for the purpose of (A)  evidencing the Seller’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Seller, (B) evidencing the satisfaction of any condition referred to in this Section 6.1, (C) vesting in the Buyer legal and beneficial title to the Purchased Assets or (D) otherwise facilitating the performance of the Transactions.
(c) Each of the following must have been delivered to the Buyer with respect to each item of Real Property:
(i) an Assignment of each Lease for such Real Property identified as a Material Consent on Schedule 5.2, and if requested by the Buyer, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under each such Lease, in each case in form and substance reasonably satisfactory to the Buyer;
(ii) an Estoppel Certificate, in form and substance reasonably satisfactory to the Buyer, duly executed by the Seller and the landlord for each item of Real Property; and
(d) Each other Consent listed in Schedule 5.2 must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer pursuant to Section 5.2(a).
(e) Since the date hereof, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect.
(f) There must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions.
(g) The performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law.
(h) The Buyer must have obtained all Permits necessary to operate the Business in all material respects as operated immediately prior to Closing.
(i) Completion of diligence visits by the Buyer with those customers of the Seller set forth on Schedule 5.2.
(j) Any contract or agreement entered into by the Seller or its Affiliates with Duquesne Power & Light Company or any of its Affiliates between the date hereof and the Closing must be in a form reasonably satisfactory to the Buyer.

(k) There will not be any Encumbrances on the Purchased Assets, other than Permitted Encumbrances.
(l) The Seller must have taken all appropriate corporate action to cause its corporate name to be changed to a name that does not include “Energy Delivery Services”, “EDS” or any variation thereof, and the Seller must have delivered to the Buyer certificates or other appropriate documentation that will be adequate to allow the Seller’s corporate name to be so changed in the Seller’s jurisdiction of incorporation and to make corresponding filings reflecting such name change in each jurisdiction in which the Seller is qualified to do business. The Seller hereby authorizes the Buyer to file after the Closing such certificates or documentation in any such jurisdiction to effect such name change and to make such corresponding filings.
6.2 Conditions to the Seller’s Obligations. The Seller’s obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Seller, of the following conditions:
(a) (i) All of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Buyer must deliver to the Seller at the Closing a certificate, in form and substance reasonably satisfactory to the Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above.
(b) Each of the following documents must have been delivered to the Seller and must be dated as of the Closing Date (unless otherwise indicated):
(i) an assumption agreement, executed by the Buyer, in the form of Exhibit G;
(ii) the Transition Agreement, executed by the Buyer.
(iii) the Master Services Agreement, executed by the Buyer.
(c) The sale of the Purchased Assets to the Buyer must not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof.
ARTICLE VII
TERMINATION
7.1 Termination Events. This Agreement may, by written notice given to the Seller or the Buyer, as applicable, prior to the Closing, be terminated:
(a) by (i) the Buyer, if any representation or warranty made by the Seller is inaccurate in any material respect or the Seller has breached any covenant or agreement in this Agreement in any material respect or (ii) the Seller, if any representation or warranty made by the Buyer is inaccurate in any material respect or the Buyer has breached any covenant or agreement in this Agreement in any material respect;
(b) by (i) the Buyer, if any condition in Section 6.1 has not been satisfied or waived in writing by August 15, 2008 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement) or (ii) the Seller, if any condition in Section 6.2 has not been satisfied or waived in writing by August 15, 2008 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Seller to comply with such Party’s obligations under this Agreement); or
(c) by mutual consent of the Buyer and the Seller.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 5.7 (confidentiality) and Article XI (miscellaneous) will survive the termination. Nothing in this Article VII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
8.1 Employment of Active Employees by the Buyer.
(a) The Buyer may interview all Active Employees, and the Seller will provide the Buyer with full access to all premises, properties and personnel of the Seller for the purpose of preparing for and conducting employment interviews with the Active Employees. Subject to the requirements of Law, upon the request of the Buyer, the Seller will promptly provide the Buyer any information reasonably requested by the Buyer with respect to the Active Employees. Not later than five (5) Business Days prior to the Closing Date, the Buyer will deliver to the Seller a list of Active Employees to whom the Buyer intends to make an offer of employment (the “Hired Active Employees”).
(b) The Buyer’s expressed intention to extend offers of employment as set forth in this Section 8.1 will not constitute any commitment or Contract by the Buyer to enter into an employment relationship with any employee of the Seller of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual offers of employment. Employment offered by the Buyer is “at will” and may be terminated by the Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Buyer or an employee and any requirements of Law).
8.2 Salaries and Benefits.
(a) The Seller will be responsible for:
(i) the payment to all Active Employees, consistent with its normal and historical payroll practices, of (1) all Assumed Wages for all payroll periods ending on or prior to the Closing Date, (2) the payment of all remuneration other than Assumed Wages due to Active Employees with respect to their services as employees of the Seller, including all paid time-off earned prior to the Closing Date, (3) a pro-rated bonus for 2008 based upon amounts paid, if any, to such Active Employee under the Seller’s MIP for 2007, (4) an amount in cash determined consistent with the Seller’s past practices for all accrued vacation of such Active Employee as of the Closing Date;
(ii) the payment of any termination or severance payments (including any that arise as a result of the consummation of the Transactions) and the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608, and
(iii) any claims made or incurred by Active Employees and their beneficiaries under any of the Seller’s Employee Benefits Plans.

(b) The Buyer will pay the Seller an amount equal to the Assumed Wages paid by the Seller pursuant to the foregoing clause within five (5) Business Days of Buyer’s receipt of notice to the Seller of such payments having been made and the amount thereof. In addition, the Buyer will pay the Seller an amount equal to the Accrued Vacation Amount and the Negative Vacation Balance within five (5) Business Days of Buyer’s receipt of notice to the Seller of such payments having been made and the amount thereof. The Seller will provide the Buyer copies of supporting documentation regarding the payments set forth in this Section 8.2(b) reasonably requested by the Buyer prior to the Buyer’s obligation to reimburse Seller therefor.
8.3 WARN Act Obligations. The Seller agrees to timely perform and discharge all applicable requirements under the WARN Act and similar state and local laws for the notification of employees and state and local governmental bodies arising as a result of the consummation of the Transactions. The Seller will be responsible for any and all penalties and payments to employees required under the WARN Act and similar state and local laws as a result of any insufficient notice by the Seller. After the Closing Date, the Buyer will be responsible for performing and discharging all requirements under the WARN Act and similar state and local laws for the notification of the Buyer’s employees and state and local governmental bodies. The Buyer and the Seller acknowledge that their respective obligations under this Section 8.3 may be affected by certain hiring or termination decisions made by each of them during the 90-day period prior to and after the Closing Date. Accordingly, the Buyer and the Seller agree to cooperate in good faith to provide sufficient information regarding their intentions to enable the other to discharge its obligations under this Section 8.3 in a timely manner. The Buyer and the Seller further agree to provide sufficient information to each other to enable the identification of and timely notification to any employee to whom a notification obligation might attach.
8.4 The Seller’s Retirement and Savings Plans.
(a) All Hired Active Employees who are participants in The Shaw Group Inc. 401(k) Plan (“Seller’s Savings Plan”) will retain their vested balance under the Seller’s Savings Plan, and the Seller’s Savings Plan will retain sole liability for the payment of such benefits.
(b) For purposes of any of the Buyer’s Employee Benefit Plans, each Hired Active Employee shall receive credit for prior years of service with the Seller and its Affiliates for purposes of eligibility and vesting under the Buyer’s Employee Benefit Plans and shall be entitled to participate in the Buyer’s Employee Benefit Plans without the application of any waiting periods to the extent allowed by Law or permitted under the terms of the Buyer’s Employee Benefit Plans. The Seller shall pay to the Buyer, within five (5) Business Days of the Closing an amount equal to all unvested benefits of Hired Active Employees under the Seller’s Savings Plan as of the Closing, which amount will be forfeited by the Hired Active Employees due to the Transactions (the “Forfeited Amount”). The Forfeited Amount, less any Taxes thereon, will be deposited by the Buyer into its or its Affiliates Employee Benefit Plans into an account for each Hired Active Employee who forfeited an unvested amount under the Seller’s Savings Plan pro rata based on the proportion of such individual forfeited amount and the Forfeited Amount.
8.5 No Transfer of Assets. The Seller will not make any transfer of assets of any of the Seller’s Employee Benefit Plans to the Buyer; provided, however, that Hired Active Employees may request a direct rollover from the Seller’s Savings Plans to the Buyer’s savings plan, if such rollover is otherwise available under the Seller’s Savings Plans and Buyer’s savings plan. In no event, however, shall the Buyer assume any obligation or have any liability whatsoever to the Seller, any Affiliates of the Seller, or any Hired Active Employees or any other person or entity with respect to the funding, payment or provision of any benefit under the Seller’s Savings Plans earned or accrued prior to the Closing Date.

8.6 General Employee Provisions. Each of the Seller and the Buyer will give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Article VIII as may be reasonably required for it to carry out its obligations described in this Article VIII. Each of the Seller and the Buyer will provide the other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required for it to carry out its obligations described in this Article VIII. If any arrangement described in this Article VIII is determined by any Governmental Body to be prohibited by Law, the Seller and the Buyer will modify such arrangement to as closely as possible reflect such arrangement and retain the allocation of economic benefits and burdens to the Parties contemplated herein in a manner that is not prohibited by Law. The Seller will provide the Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as the Seller certifies in writing to the Buyer are exempt from such requirement, and complete personnel files for each Hired Active Employee. The Buyer will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller.
ARTICLE IX
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
9.1 Payment of Excluded Liabilities. The Seller will pay, perform and discharge the Excluded Liabilities as and when due; provided, the Seller may defend, contest or settle any bona fide dispute with any third-party who is not a Hired Active Employee.
9.2 Payment of Assumed Liabilities. The Buyer will pay, perform and discharge the Assumed Liabilities as and when due; provided, the Seller shall pay any Assumed Wages in accordance with Section 8.2 and may defend, contest or settle any bona fide dispute with any third-party.
9.3 Bulk Transfer Compliance. Inasmuch as the Buyer is to assume the Assumed Liabilities and the Seller is to retain the Excluded Liabilities, the Buyer and the Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.
9.4 Tax Covenants.
(a) Payment of Transfer Taxes. The Seller will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation. The Seller will pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) when due.
(b) Allocation of Ad Valorem Taxes. Each of the Seller and the Buyer shall be responsible for its pro rata share of the current year’s personal property, real property, ad valorem and similar Taxes with respect to the Purchased Assets, prorated on a calendar year basis as of the Closing Date. Notwithstanding the foregoing, Seller shall be responsible for all Taxes for all prior calendar years and periods prior to and including the Closing Date.

(c) Tax Reporting for Employees. If the Buyer determines, in its sole discretion, to utilize either of the standard procedure or alternate procedure set forth in Revenue Procedure 2004-53 for wage reporting of the transferred employees in the calendar year which contains the Closing Date (the “Current Calendar Year”), then (i) the Buyer shall promptly notify the Seller of the procedure chosen for such wage reporting for the Current Calendar Year, (ii) the Seller agrees to utilize such procedure for such wage reporting for the Current Calendar Year, and (iii) the Seller shall provide the employee information reasonably necessary for the Buyer to properly complete its wage reporting in accordance therewith. If the Buyer determines, in its sole discretion, that it qualifies as a “successor employer” within the meaning of Code §§ 3121(a)(1) and 3306(b)(1) (and the applicable Treasury Regulations promulgated thereunder), then the Seller shall provide the employee information reasonably necessary for the Buyer to properly determine the applicable wage limitations and amounts for the transferred employees for the Current Calendar Year.
9.5 Consents. This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of the Seller or the Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 3.4 has not been obtained prior to or at the Closing, or if the Seller has not complied with the last sentence of Section 5.2(a), then the Seller will use its best efforts to obtain such Consent in the manner set forth in Section 5.2(a). Until such Consent is obtained, or the Contract or Permit to which such Consent relates is novated or terminated, to the extent permissible under such Contract or Permit, the Buyer will be entitled to receive all of the Seller’s benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the obligations of the Seller under such Contract or Permit. The Seller will, at the Buyer’s request, do all such acts and things as the Buyer may reasonably request to enable due performance of such Contract or Permit and to provide for the Buyer the benefits, subject to the obligations, of such Contract or Permit. Without limiting the generality of the foregoing, the Seller will provide all reasonable assistance to the Buyer (at the Buyer’s request) to enable the Buyer to enforce its rights under such Contract or Permit.
9.6 Mail and Receivables. The Seller hereby irrevocably authorizes the Buyer after the Closing to receive and open all mail and other communications received by the Buyer and addressed or directed to the Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as the Buyer may elect. If any such communication does not relate to the Business, the Purchased Assets or the Assumed Liabilities, the Buyer will forward such communication to the Seller. Seller shall promptly deliver to the Buyer the original of any mail or other communication received by Seller or its Affiliates after the Closing that relates to the Business, the Purchased Assets or the Assumed Liabilities. The Seller hereby irrevocably authorizes the Buyer after the Closing to endorse, without recourse, the name of the Seller on any check or any other evidence of indebtedness received by the Buyer on account of any of the Purchased Assets or the Business. After the Closing, the Seller will promptly remit to the Buyer any payment relating to the Business or the Purchased Assets (including payments for Accounts Receivable) that the Seller receives.
9.7 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The evaluating, pursuing, contesting or defending Party will reimburse the other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).

9.8 Insurance. The Seller shall, and shall cause its Affiliates to, maintain its professional errors and omissions policy in an amount and with coverage consistent with current policies and past practices, if commercially available, and the Seller shall, and shall cause its Affiliates to, cause the delivery to the Buyer of an insurance industry standard ACORD form certificate evidencing such professional errors and omissions policy coverage of Shaw and the Seller each year  for a ten (10) year period immediately following the Closing Date. The Seller will provide the Buyer, by certificated mailing, thirty (30) days advance written notice of cancellation, non-renewal, material change in coverage or change in insurance carrier with respect to such policy. In addition, the Seller will notify the Buyer promptly of any exhaustion in limits of such policy resulting from a claim unrelated to the Seller.
9.9 Confidentiality. The Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 9.9 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by the Seller or any of its Affiliates or Representatives or, to the Knowledge of the Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b) the Seller is required to disclose by applicable Law; provided, however, that the Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure. At any time that the Buyer may request, the Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their respective possession or control.
9.10 Change and Use of Name. The Seller and its Affiliates will cease to use and will not grant any license to use any name containing the terms “Energy Delivery Services” or “EDS” or any name, slogan, logo or trademark that is similar to any of the trademarks acquired by the Buyer pursuant hereto and will take such actions as the Buyer may reasonably request to enable the Buyer and its Affiliates to use such name, slogan, logo or trademark. The Buyer may refer to its business as formerly being the Seller’s.
9.11 Retention of and Access to Books and Records. The Buyer will retain for a period consistent with the Buyer’s record-retention policies and practices the Books and Records delivered to the Buyer. The Buyer also will provide the Seller and its Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. The Seller will retain for at least six (6) years those books and records that are Excluded Assets. The Seller will provide the Buyer and its Representatives reasonable access to those books and records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice. Until December 31, 2009, each Party shall and shall cause its Affiliates to make available on a reasonable basis to the other Party and its Representatives (i) the personnel of such Party or its Affiliates to assist the other Party and its Representatives in locating and obtaining material records and files maintained by such Party or its Affiliates related to the Business and (ii) any of the personnel of such party whose assistance or participation is reasonably required by the other Party or its Representatives in preparation for or participation in any existing or future Proceeding or Tax or accounting matter (including without limitation any independent audit of the Seller’s financial statements); provided, however, that any such availability shall not interfere unreasonably with regular employment duties of such personnel. Notwithstanding the foregoing, the provision of this Section 9.11 shall not apply to Proceedings brought by one Party (or its Affiliates) against another Party (or its Affiliates), except with respect to Third-Party Claims for which one Party (or its affiliates) has brought a Proceeding against another Party (or its Affiliates) pursuant to Article X.

9.12 Guaranties and Bonds.
(a) The Buyer shall use its commercially reasonable efforts to (i) obtain complete and unconditional release of the Seller and its Affiliates at or prior to the Closing with respect to each of the Guaranties or Bonds (other than performance bonds), (ii) cause the beneficiary or beneficiaries of each such Guaranty or Bond (other than performance bonds) to terminate and redeliver to the Seller and its Affiliates such Guaranty or Bond, and (iii) upon the request of the beneficiary of any Guaranty or Bond which is a performance bond, obtain complete and unconditional release of the Seller and its Affiliates with respect to such Guaranty or Bond and cause the beneficiary or beneficiaries of such Guaranty or Bond to terminate and redeliver to the Seller and its Affiliates such Guaranty or Bond. The “commercially reasonable efforts” obligation of the Buyer described in this Section 9.12(a) shall include the obligation to: (A) offer and deliver to the beneficiary of such Guaranty or Bond, promptly upon request by the Seller, (1) in the case such Guaranty or Bond is a guaranty, a replacement guaranty issued to such beneficiary by the Buyer or, if acceptable to the beneficiary of such Guaranty or Bond, an Affiliate of the Buyer, and which replacement guaranty contains terms and conditions that are no more favorable to such beneficiary than the terms and Conditions of such existing guaranty, (2) in the case such Guaranty or Bond is a letter of credit, a replacement letter of credit issued to such beneficiary by a Person having a net worth or a credit rating at least equal to those of the issuer of such existing letter of credit, and which replacement letter of credit contains terms and conditions that are no more favorable to such beneficiary than the terms and conditions of such existing letter of credit, (3) in the case such Guaranty or Bond is a surety (and not performance) bond, a replacement surety bond issued to such beneficiary by a Person having a net worth or a credit rating at least equal to those of the issuer of such existing surety bond, and which replacement surety bond contains terms and conditions that are no more favorable to such beneficiary than the terms and conditions of such existing surety bond, and (4) in the case such Guaranty or Bond is any other security agreement or arrangement, a replacement security agreement or arrangement provided to such beneficiary by Person having a net worth or a credit rating at least equal to those of the provider of such existing security agreement or arrangement, and which replacement security agreement or arrangement contains terms and conditions that are no more favorable to such beneficiary than the terms and conditions of such existing security agreement or arrangement; and (B) in the case of a Guaranty or Bond that is a performance bond, offer and deliver to the beneficiary of such performance bond, only upon request of such beneficiary, a replacement performance bond issued to such beneficiary by a Person having a net worth or a credit rating at least equal to those of the issuer of such existing performance bond, and which replacement performance bond contains terms and conditions that are no more favorable to such beneficiary than the terms and conditions of such existing performance bond. Prior to the release and/or replacement of any Guaranty or Bond, for so long as the Buyer is using its commercially reasonable efforts to satisfy its obligations under this Section 9.12(a), the Seller shall, and shall cause its Affiliates to, take all reasonably necessary action to ensure that each such Guaranty or Bond remains valid and effective.
(b) Notwithstanding anything in this Agreement to the contrary, during the period commencing on the date of this Agreement and terminating at the Closing, the Buyer, its Affiliates and their Representatives shall have the right to contact and have discussions with each beneficiary of a Guaranty or Bond in order to satisfy its obligations under this Section 9.12; provided, however, that the Seller shall have the right to have one of its Representatives present during any such contact or discussion.

(c) If any Guaranty or Bond is not released, terminated and returned as of the Closing as contemplated in Section 9.12(a) (each individually an “Outstanding Guaranty or Bond”), then the Buyer shall from and after the Closing:
(i) continue to use its commercially reasonable efforts to (i) obtain complete and unconditional release of the Seller and its Affiliates with respect to each of the Outstanding Guaranties or Bonds (other than performance bonds), and (ii) cause the beneficiary or beneficiaries of each such Outstanding Guaranty or Bond (other than performance bonds) to terminate and redeliver to the Seller and such Affiliates such Outstanding Guaranty or Bond; and
(ii) promptly pay to the Seller, after receipt by the Buyer of any invoice therefor, all reasonable out-of-pocket costs and expenses incurred by the Seller or any of its Affiliates after the Closing Date in connection with or pursuant to the terms of, any Outstanding Guaranty or Bond until the complete and unconditional release of the Seller and any of its Affiliates’ obligations with respect to such Outstanding Guaranty or Bond.
The commercially reasonable efforts obligation of the Buyer described in this Section 9.12(c) shall be the same as those set forth in Section 9.12(a) above.
(d) If any Outstanding Guaranty or Bond is not released and terminated as contemplated in this Section 9.12 within one hundred eighty (180) days of the Closing Date, the Buyer shall promptly upon the Seller’s request offer and deliver to the obligor of such Outstanding Guaranty or Bond an unconditional, irrevocable standby letter of credit issued to such obligor by a commercial bank having a credit rating at least equal to that of the obligor of such Outstanding Guaranty or Bond, and which letter of credit (i) secures the obligations of the Buyer under Section 9.12(e); (ii) has a stated amount equal to (A) the stated amount of the Outstanding Guaranty or Bond, if such Outstanding Guaranty or Bond is a surety or performance bond or letter of credit or (B) the maximum liability under such Outstanding Guaranty or Bond, if such Outstanding Guaranty or Bond is a guaranty or other security agreement or arrangement; and (iii) contains terms and conditions that are reasonably acceptable to such obligor.
(e) From and after the Closing Date, the Buyer hereby agrees to indemnify and hold harmless the Seller and each of its Affiliates that is a party to or has furnished any Guaranty or Bond from and against any and all Losses suffered or incurred by the Seller or any of its Affiliates arising from or related to any Outstanding Guaranty or Bond.
9.13 Reimbursement of IP Expenses. The Seller will promptly reimburse the Buyer, upon its receipt of notice therefrom, for the cost actually incurred by the Buyer in obtaining any Intellectual Property required to be set forth on Schedule 3.14(a); provided, however, that the Buyer agrees, in the event that the cost of any such Intellectual Property may be billed to a client or customer pursuant to the terms of a written Contract with such client or customer, to first bill such customer or client for the cost of such Intellectual Property prior to seeking reimbursement from the Seller.

ARTICLE X
INDEMNIFICATION
10.1 Indemnification by the Seller. After the Closing and subject to the terms and conditions of this Article X, the Seller will indemnify and hold harmless the Buyer and its Affiliates and Representatives from, and pay and reimburse the Buyer and its Affiliates and Representatives for, all Losses arising from: (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Seller (i) in this Agreement or (ii) pursuant to the certificates delivered pursuant to Section 6.1 (but, for purposes of such certificates, giving effect to any update to the Representation Schedules contemplated by Section 5.5(b) delivered by the Seller to the Buyer prior to the Closing Date); (b) any breach of any covenant or agreement of the Seller in this Agreement; or (c) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any similar Law other than as a result of any failure by the Buyer to discharge any Assumed Liability.
10.2 Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article X, the Buyer will indemnify and hold harmless the Seller and its Affiliates and Representatives from, and pay and reimburse the Seller and its Affiliates and Representatives for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or pursuant to the certificates delivered by the Buyer pursuant to Section 6.2; (b) any breach of any covenant or agreement of the Buyer in this Agreement; or (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due.
10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, the Seller will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyer notifies the Seller of such a claim on or before December 31, 2009; provided, however, that (a) any claim relating to Section 3.15 (taxes) or Section 3.19 (environmental) may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (b) any claim relating to Section 3.1 (organization), 3.3 (authority), 3.4 (conflicts), 3.7 (no undisclosed liabilities), 3.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Closing occurs, the Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Seller notifies the Buyer of such a claim on or before December 31, 2009; provided, however, that any claim relating to fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyer or the Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.

10.4 Limitations on Indemnification by the Seller; Mitigation. The Seller will have no Liability with respect to the matters described in Section 10.1(a) until the total of all Losses with respect to such matters exceeds $250,000 (the “Basket”), at which point the Seller will be obligated to indemnify for all Losses without regard to the Basket; provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.8 (title to assets), 3.15 (taxes), 3.19 (environmental), or 3.27 (brokers) will not be subject to or counted towards the Basket. The Seller’s maximum aggregate Liability with respect to the matters described in Section 10.1(a) will be limited to an amount equal to the Purchase Price (the “Cap”); provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.8 (title to assets), 3.15 (taxes), 3.19 (environmental), 3.23 (transactions with related parties), 3.27 (brokers) or any covenant or agreement will not be subject to the Cap. Notwithstanding the foregoing, or anything else to the contrary in this Agreement or any Transaction Document, the Buyer and its Affiliates and Representatives shall have no right to indemnification for any Losses arising out of or claims regarding either excess mileage or property damages arising under the Altec Lease. This Section 10.4 will not apply to any fraudulent or intentional breach of any representation or warranty. In no event, except for Losses by Buyer as a result of Third-Party Claims (as defined below), shall Seller be liable (A) for incidental, extraordinary or punitive damages or Losses in any amount or (B) for consequential damages or Losses in an amount in excess of $5,000,000 in the aggregate. Each Party shall use commercially reasonable efforts to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at Law or equity. All costs and expenses incurred in connection with such mitigation shall be included as Losses to the extent incurred in mitigation of an indemnifiable Loss. Any indemnifiable Losses shall be net of income tax benefits to the indemnifiable Party, to the extent actually realized in cash or cash equivalents by the indemnifiable Party on or before December 31, 2009, but in the following manner: (i) the indemnifying Party shall pay the indemnifiable Party the gross amount of any such Losses (without regard to any income tax benefits) and (ii) the indemnifiable Party shall pay the indemnifying Party the income tax benefits associated with any such payment upon the indemnifiable Party’s realization in cash or cash equivalents of any income tax benefits associated therewith on or before December 31, 2009. Indemnifiable Losses shall include the amount any income tax cost or detriment suffered by an indemnifiable Party in connection with such Losses, including the effect of any indemnification payment under this Article X.
10.5 Manner of Payment. The Buyer may set off any amount to which it may be entitled under this Article X against any amount otherwise payable by the Buyer or its Affiliates to the Seller. The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied.
10.6 Third-Party Claims.
(a) If a third party (other than Shaw or its Affiliates) commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against the other Party or Parties (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.
(b) Upon receipt of the notice described in Section 10.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.
(d) If any condition in Section 10.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.
10.7 Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to the Seller (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X will be deemed adjustments to the Purchase Price. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER (A) ANY PERSON ALLEGES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES OR (B) ANY PERSON PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. If the Seller liquidates or dissolves at any time when any Liability of the Seller with respect to this Article X may thereafter arise or be determined, then, at the time of such liquidation or dissolution, the Seller will cause its respective shareholders, members, partners or other equity holders or distributees of the Seller’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of the Seller to comply with the covenant set forth in this sentence will in no way reduce the Seller’s obligations in this Agreement.
10.8 Exclusive Remedy. After the Closing, this Article X will provide the exclusive legal remedy for the matters covered by this Article X, except for claims based upon fraud. This Article X will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.

ARTICLE XI
MISCELLANEOUS
11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.
11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
11.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller nor Shaw may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the Buyer. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer or any acquirer of a material portion of the business or assets of the Buyer, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or its Affiliates as security for obligations to such lender.
11.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to the Seller:
Shaw Transmission & Distribution Services, Inc.
c/o The Shaw Group, Inc.
Attn: General Counsel
4171 Essen Lane
Baton Rouge, Louisiana 70808
Phone: (225) 932-2614
Fax: (225) 987-3148
with a copy to:
Kantrow, Spaht, Weaver & Blitzer
(A Professional Law Corporation)
445 North Boulevard, Suite 300
Baton Rouge, LA 70802
Fax: (225) 343-0637
Phone: (225) 383-4703
Attn: Bob D. Tucker
 J. Michael Robinson, Jr.
If to the Buyer:
Pike Electric, Inc.
P.O. Box 868
100 Pike Way
Mount Airy, NC 27030
Fax: (336) 719-4330
Phone: (336) 789-2171
Attn: Chief Legal Officer
with a copy to:
Kennedy Covington Lobdell & Hickman, L.L.P.
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Fax: (704) 353-3106
Phone: (704) 331-7406
Attn: Sean M. Jones
 James R. Wyche

11.7 Mediation. All claims, disputes and controversies arising out of or related to this Agreement or any Transaction Document which cannot be settled through negotiation, including but not limited to any claim, dispute or controversy relating to the validity or enforceability of this Agreement, any Transaction Document or the breach thereof, shall be subject to mediation before the American Arbitration Association under its Commercial Mediation Procedures in effect as of the date the mediation proceeding is initiated. Such mediation is a condition precedent to any litigation proceedings; provided, however, that either party may commence litigation as set forth in Section 11.8 of this Agreement if the mediation proceeding has not concluded within sixty (60) days after its initiation. Request for mediation shall be filed in writing with the other party and with the American Arbitration Association. The request may be made concurrently with the filing of a complaint in accordance with Section 11.8 of this Agreement and, in such event, mediation shall proceed in advance of such proceeding, which shall be stayed pending mediation for a period of sixty (60) days from the date of filing, unless stayed for a longer period by agreement of the parties. The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in Charlotte, North Carolina, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof. This Section 11.7 provides the exclusive method of resolving any claim, dispute, controversy or claims or breaches under this Agreement, provided that, notwithstanding any provision of this Agreement to the contrary, nothing in this Section 11.7 or in any other provision of this Agreement shall preclude any Party from seeking injunctive relief against the violation or breach of any provision in this Agreement as set forth in Section 11.14.
11.8 JURISDICTION; SERVICE OF PROCESS. SUBJECT TO SECTION 11.7 OF THIS AGREEMENT, EACH PARTY (a) CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE GENERAL COURT OF JUSTICE SUPERIOR COURT DIVISION, GUILFORD COUNTY, NORTH CAROLINA (IT BEING THE PARTIES’ INTENTION THAT DISPUTES UNDER THIS AGREEMENT BE DEEMED MANDATORY COMPLEX BUSINESS CASES AND HEARD BY THE NORTH CAROLINA BUSINESS COURT PURSUANT TO N.C. GEN. STAT. 7A-45.4), LOCATED IN CHARLOTTE, NORTH CAROLINA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN THE GENERAL COURT OF JUSTICE SUPERIOR COURT DIVISION, GUILFORD COUNTY, NORTH CAROLINA, AND (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. EACH PARTY FURTHER AGREES THAT IN THE EVENT A PROCEEDING INITIATED IN ACCORDANCE WITH THIS SECTION 11.8 DOES NOT CONSTITUTE A MANDATORY COMPLEX BUSINESS CASE PURSUANT TO THE PROVISIONS OF NORTH CAROLINA GENERAL STATUTE 7A-45.4 (2007), THEN THE PARTIES SHALL STIPULATE THAT THE PROCEEDING SHALL BE TREATED AS A DISCRETIONARY COMPLEX BUSINESS CASE PURSUANT TO RULE 2.1 OF THE NORTH CAROLINA GENERAL RULES OF PRACTICE FOR THE SUPERIOR AND DISTRICT COURTS (AS SUCH MAY BE HEREAFTER AMENDED, THE “GENERAL RULES OF PRACTICE”) AND SHALL BE ASSIGNED TO A SPECIAL SUPERIOR COURT JUDGE FOR COMPLEX BUSINESS CASES IN ACCORDANCE WITH THE PROVISIONS OF RULE 2.1(b) OF RULE 2.1 OF THE GENERAL RULES OF PRACTICE. NEITHER PARTY SHALL OPPOSE ANY MOTION TO DESIGNATE ANY PROCEEDING AS A DISCRETIONARY COMPLEX BUSINESS CASE PURSUANT TO RULE 2.1 OF THE GENERAL RULES OF PRACTICE.
11.9 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

11.10 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
11.11 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.12 Expenses. The Seller will bear all expenses incurred by the Seller or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.
11.13 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
11.14 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

11.15 Guarantee of Shaw and Pike.
(a) To induce the Buyer to enter into this Agreement, and subject to the limitations of liability on the Seller set forth in this Agreement, Shaw hereby irrevocably guarantees to the Buyer the due and punctual payment and performance (i) by the Seller of all of its obligations under this Agreement; (ii) by the Seller, Shaw or its applicable Affiliate to the transfer and assignment of all Purchased Assets; and (iii) the transfer and assignment by Shaw or its applicable Affiliate of all leases and subleases of real property used by the Seller, including without limitation those set forth on Schedule 3.12(b); provided such leases and subleases shall not include the leases for the Austin Offices, the Charlotte Offices, the Concord Offices or the Portland Offices. These are guarantees of payment and performance and not of collection.
(b) To induce the Seller to enter into this Agreement, and subject to the limitations of liability on the Buyer set forth in this Agreement, Pike hereby irrevocably guarantees to the Seller the due and punctual payment and performance by the Buyer of all of its obligations under this Agreement. This is a guaranty of payment and performance and not of collection.
[Signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

PIKE ELECTRIC, INC.

By:	/s/ J. Eric Pike
Name: J. Eric Pike
Title: Chairman and CEO

SHAW ENERGY DELIVERY SERVICES, INC.

By:	/s/ Cliff Rankin Name: Cliff Rankin Title: Vice President & Secretary

The following parties hereby join as parties to this
Agreement for the limited purposes set forth in
Section 11.15 of this Agreement:

THE SHAW GROUP INC.

By:	/s/ Gary P. Graphia Name: Gary P. Graphia Title: Executive Vice President

PIKE ELECTRIC CORPORATION

By:	/s/ J. Eric Pike Name: J. Eric Pike
Title: Chairman and CEO
[Energy Delivery Services Asset Purchase Agreement]

AMENDMENT AGREEMENT
THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated and effective as of the 14th day of August, 2008, by and among Pike Electric, Inc., a North Carolina corporation (the “Buyer”), Pike Electric Corporation, a Delaware corporation (“Pike Electric”), Shaw Energy Delivery Services, Inc., a North Carolina corporation (the “Seller”), and The Shaw Group Inc., a Louisiana corporation (“Shaw”).
Statement of Purpose
The Buyer and the Seller entered into that certain Asset Purchase Agreement dated June 18, 2008 (the “Purchase Agreement”), pursuant to which the Buyer agreed to purchase from the Seller, and the Seller agreed to sell to the Buyer, substantially all of the Seller’s assets for the consideration, including the Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth therein.
The Buyer and the Seller now desire to amend certain provisions of the Purchase Agreement on the terms set forth herein. Further, the parties now desire to set forth their agreements relating to the Seller’s and Pike Electric’s request that, as an accommodation to the Buyer and Pike Electric, the Seller and Shaw, in accordance with the terms set forth herein, engage KPMG (as defined below) to perform an audit of the Business for certain accounting periods ending on or before August 31, 2008, as determined by the Buyer.
NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.
2. Amendment of Closing Date. The references in Sections 2.6 and 7.1 of “August 15, 2008” are hereby deleted and replaced in lieu thereof with “September 2, 2008.” The parties hereto agree that that the Closing, if any, shall occur as of, and the Closing Date, if any, shall be effective as of, 12:01 a.m., September 1, 2008.
3. Suspension of Certain Obligations of the Seller. Notwithstanding the provisions of Section 5.3 of the Purchase Agreement, from August 16, 2008 until the Closing (the “Abatement Period”), the Seller shall not be obligated to: (i) provide for the issuance of any new Guaranties or Bonds (other than bid bonds that do not require the Seller to make any out-of-pocket cash expenditures; provided that, in the event of a Closing, the Seller and Shaw shall be indemnified by the Buyer with respect to any such bid bonds and any related Contracts shall constitute Assumed Liabilities of the Buyer in accordance with the Purchase Agreement), (ii) enter into any new customer contracts to perform services that in the Seller’s opinion would result in negative cash flows during the Abatement Period, or (iii) make any new capital expenditures, provided that the Seller remain obligated to (A) continue to make all payments due and payable under the capital leases set forth on Schedule 1.1 to the Purchase Agreement and (B) provide its work crews with the equipment they need to perform services whether through short-term rentals or otherwise.

4. Removal of ICX Lease Agreement and Related Equipment as Purchased Assets; Additional Matters. (a) That certain Lease Agreement by and between ICX Corporation and the Seller dated April 15, 2004 (together with any modifications or amendments thereto and any other Contracts between ICX Corporation and the Seller, the “ICX Lease”), and the equipment being leased by Seller in connection therewith (the “ICX Equipment”) are hereby eliminated as Purchased Assets and, instead, are Excluded Assets and all Liabilities under the ICX Lease shall be Excluded Liabilities; (b) all Liabilities of the Seller under and pursuant to the ICX Lease are hereby eliminated from the definition of “Capital Lease Obligations” in Article I of the Purchase Agreement; (c) all references in the Purchase Agreement and the schedules thereto are amended to reflect the changes reflected in (a) and (b) above; and (d) the Buyer agrees that the Seller and Shaw may store the ICX Equipment at the Buyer’s facilities for up to thirty (30) days after the Closing Date in order for the Seller and Shaw to make arrangements for the removal and storage of such equipment.
5. Amendment of Section 6.1(e). Section 6.1(e) of the Purchase Agreement is hereby deleted and the following paragraph is hereby substituted in lieu thereof:
“(e)
Since the date hereof through August 15, 2008, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect and, on August 15, 2008, the Seller shall have delivered a certificate to the Buyer to the effect that (i) the foregoing condition shall have been satisfied as of August 15, 2008 and (ii) to the Knowledge of the Seller, no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect between August 16, 2008 and September 2, 2008.”

6. Amendment of Transition Services Agreement. Section II. E. of Exhibit A to the Transition Services Agreement (which is attached as Exhibit C to the Purchase Agreement) is hereby amended by (i) deleting the phrase “JD Edwards accounting and”; (ii) adding the parenthetical phrase “(other than JD Edwards)” after the term “HR modules”; and (iii) amending and restating the heading thereof to read as follows “HR System Access.” As a result of the foregoing, the Buyer shall have no access to the JD Edwards software system used by the Seller and its Affiliates after the Closing.
7. Audit Support.
(a) Concurrently with the execution of this Agreement, the Seller and Shaw shall engage KPMG LLP (“KPMG”) to perform an audit of the Business for certain accounting periods ending on or before August 31, 2008, and the parties intend that that any such audit (i) shall be performed only if the Buyer determines that such audit is necessary for Pike Electric to satisfy its obligations to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”), (ii) shall cover such period or periods as determined by the Buyer in order for Pike Electric to comply with such SEC rules and regulations, and (iii) shall be completed in sufficient time for Pike Electric to satisfy in a timely manner any requirements to file a Current Report on Form 8-K with the SEC attaching audited financial statements of the Business and a related audit report.
(b) The Seller and Shaw agree to (i) deliver a copy of the letter setting forth the engagement of KPMG (the “Engagement Letter”) to the Buyer, (ii) prepare the financial statements and related notes with respect to such accounting periods described above and (iii) provide management representation letter(s) reasonably requested by KPMG in connection with any such requested audit. The Seller agrees not to amend the foregoing engagement letter with KPMG without the Buyer’s prior written consent, which shall not be unreasonably withheld.

3

(c) The Buyer and Pike Electric agree to (i) pay KPMG’s fees and any reasonable out-of-pockets expenses billed by KPMG related to any such requested audit, provided they are based on the same rates otherwise charged to the Seller and Shaw for other similar services; (ii) provide accounting and operations personnel and support (it being understood that such personnel will only include employees formerly employed by Shaw and it Affiliates and will not include individuals who are employees of Pike Electric and its Affiliates as of the date hereof) as reasonably requested by the Seller and Shaw in order for the Seller and Shaw to (A) close the financials of the Business for the fiscal year ended August 31, 2008 and (B) prepare the financial statements and related notes with respect to such accounting periods described above; (iii) cooperate with KPMG in all reasonable respects in connection with any audit of the Business by KPMG contemplated above; and (iv) provide management representation letter(s) reasonably requested by KPMG in connection with any such requested audit.
(d) Notwithstanding anything to the contrary in this Amendment Agreement or the Purchase Agreement, the parties acknowledge and agree that neither the Seller nor Shaw has assumed, nor shall either of them have any Liability or responsibility for (i) KPMG’s failure to perform its obligations under the Engagement Letter or (ii) any failure by Pike Electric to comply with its obligations under SEC rules or regulations; provided, however, that notwithstanding the foregoing neither the Seller nor Shaw shall be excused from such Liability or responsibility to the extent that either KPMG’s failure to comply with its obligations under the Engagement Letter or Pike Electric’s failure to comply with its obligations under SEC rules or regulations is proximately caused by a breach of any covenant or agreement of the Seller or Shaw contained herein or in any other Transaction Document.
8. Miscellaneous. The Purchase Agreement, as amended by this Amendment Agreement, shall remain in full force and effect, and this Amendment Agreement shall be deemed to be incorporated into the Purchase Agreement and made a part thereof. This Amendment Agreement may be executed by facsimile or PDF and in counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. This Amendment Agreement is executed in the State of North Carolina and shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws provisions.
[Signature page follows on next page.]

4

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

PIKE ELECTRIC, INC.

By:	/s/ J. Eric Pike Name: J. Eric Pike
Title: Chairman and CEO

PIKE ELECTRIC CORPORATION

By:	/s/ J. Eric Pike Name: J. Eric Pike
Title: Chairman and CEO

SHAW ENERGY DELIVERY SERVICES, INC.

By:	/s/ Cliff Rankin Name: Cliff Rankin Title: Vice President & Secretary

THE SHAW GROUP INC.

By:	/s/ Cliff Rankin Name: Cliff Rankin Title: General Counsel & Corporate Secretary
[Signature Page – Amendment Agreement]